EXHIBIT 10.2

October 8, 2010

Michael Narcavage
810 Blakely Street
Jessup, PA 18434

Dear Michael:

In anticipation of the closing (the “Closing Date”) of the contemplated merger of Comm Bancorp, Inc. (“CBI”) with and into F.N.B. Corporation (“FNB”), the parties hereto agree to the following terms and conditions with respect to any rights of Michael Narcavage under July 27, 2010 employment agreement (the “Employment Agreement”) between CBI and Michael Narcavage:

•	Neither CBI nor FNB shall have any obligation to make any severance or change of control payment required by the Employment Agreement unless your employment occurs after the earliest to occur of (i) the date upon which FNB converts CBI’s core processing system to FNB’s system, (ii) the date of your involuntary termination of employment by FNB (iii) 120 days following the closing of the merger of CBI with and into FNB as provided in the Agreement and Plan of Merger dated as of August 9, 2010 between FNB and CBI or (iv) the date of your termination of employment as a result of your death, Disability (as defined below) or in order to attend to a Family Emergency (as defined below);

•	Absent an intervening termination for cause, CBI and FNB agree to continue to employ Michael Narcavage at the same base salary and upon the same employee benefit structure of similarly situated employees until at least such date upon which FNB converts CBI’s core processing system to FNB’s system;

•	Michael Narcavage hereby agrees and acknowledges that any tax imposed on the officer pursuant to Section 280G or 409A of the Internal Revenue Code of 1986 in respect of any such change of control or severance benefit shall be the sole responsibility of the officer and neither CBI nor FNB shall have any liability or responsibility for any such tax liability;

Michael Narcavage
Page
October 8, 2010

•	The severance payments and the amount of the payment to be made to the officer upon such severance or termination shall be $98,730, payable in a lump-sum payment no later than the first regular payroll date after termination; and

•	Unless your employment terminates earlier, you will continue to receive the same annual salary from FNB as equals your current annual salary from CBI until the next annual FNB compensation review, which FNB typically conducts for salary changes to be effective April 1.

For purposes of this supplemental agreement, (i) Disability shall mean the inability to engage in any substantial gainful activity or the receipt of benefits for at least three months under the CBI or FNB disability plan as a result of a medically determinable physical or mental impairment that is expected to result in death or continue at least twelve months; and (ii) Family Emergency shall mean a “serious health condition”, as provided by Section 101(11) of the Family and Medical Leave Act (FMLA), with respect to your spouse, child(ren) or parents.

Except as otherwise specifically provided in this supplemental agreement, all of the terms and conditions of the Employment Agreement, including medical and/or disability benefits, if any, shall remain in full force and effect.

If the foregoing correctly sets forth our agreement, please sign and date both enclosed copies of this letter and return one copy to me.

Sincerely,

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer

/s/ Michael Narcavage
Michael Narcavage

Date: 10/8/10